Exhibit 99.1

CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CanArgo Corporate Update
July 31, 2006 — Guernsey, Channel Islands — CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) (“CanArgo”) today announced a re-structuring of its management team related to the proposed spin-off of its Kazakhstan assets and to further focus on the Georgian appraisal and development projects.
The CanArgo management changes (effective August 1) are as follows:-
Vincent McDonnell, currently Executive Director, Chief Operating Officer (“COO”) and Chief Commercial Officer (“CCO”) of CanArgo, has been promoted to the position of President in addition to his duties as COO and CCO. He will be responsible for day-to-day operations of the company, reporting to Dr David Robson who remains Chairman and Chief Executive Officer.
Mr. Jeffrey Wilkins is being appointed as CanArgo’s new Chief Financial Officer, replacing Mr. Richard Battey who will remain with the Company for a three month period assisting with necessary accounting and finance work in connection with the spin-off of the Kazakhstan assets.
Mr. Wilkins has served as the Company’s Financial Controller from April 2001 until his appointment as the Company’s Chief Financial Officer. Prior to his appointment as the Company’s Financial Controller, he held various European finance positions for Fisher-Rosemount, part of Emerson Electric Company between 1995 and 1999 and then up to joining CanArgo was European Financial Accountant for Dialog, a business of The Thomson Corporation. Mr. Wilkins is 43 years old, a Chartered Management Accountant with a joint degree in Economics and Politics from the University of Bath.
Sabin Rossi, currently Vice President External Affairs, will also assume responsibility for investor relations as Vice President External Affairs and Investor Relations. He will be responsible for ensuring the market is fully informed of CanArgo’s activities and all communication with CanArgo’s shareholders. Sabin is based in Boston, MA, USA. Julian Hammond, previously Vice President Investor Relations, is now responsible for managing the Spin-Off of CanArgo’s Kazakhstan assets as Executive Vice President of Tethys Petroleum Investments Limited (“Tethys”).

Three new non-executive appointments to the Board of Directors of Tethys were also announced, namely The Rt. Hon Peter Lilley MP, Paul Murphy and Russ Hammond. Peter Lilley has held several senior government positions in the UK including Secretary of State for Trade and Industry, Secretary of State for Social Security, and has also been Shadow Chancellor, Deputy Chairman of the Conservative Party and an International Election Monitor in Kazakhstan. Prior to Peter’s political career he was Director and Head of the Oil Investment Department at Greenwell-Montagu Securities in London. Paul Murphy is a Chartered Tax Adviser, and is currently COO of Kraken Financial Group in Guernsey having formerly been a Director of MeesPierson Reads. Russ Hammond, currently a Director of CanArgo, is an economist and was formerly Managing Director, Greenwell-Montagu Securities. Advisors have now been appointed for the planned admission later this year of Tethys to the Alternative Investment Market of the London Stock Exchange.
Dr David Robson, Chairman and Chief Executive Officer of CanArgo commented: “CanArgo is now at a point where it needs to both re-focus its activities in Georgia, where it has made two potentially large oil discoveries, and where it has significant additional potential in its extensive acreage, and also to progress the spin-off of its Kazakh assets in order to finance and realise value for these assets without dilution of our core Georgian projects.
In Georgia our Manavi M12 well is progressing towards its objective, we have recently secured a gas offtake agreement to enable us to increase gas production and resulting cash flow from our Ninotsminda Field, and we are actively seeking ways to appraise the Norio MK72 oil discovery and to appraise the potentially large Kumisi gas condensate prospect, including the possibility of farm-outs.
In Kazakhstan we have a commitment exploration program this year, and we are progressing work towards the commencement of gas production from the Kyzyloi Field in Spring of 2007, together with deep drilling for potentially large oil/gas condensate prospects. These projects, and related activities in Central Asia require significant amounts of additional capital to exploit such opportunities, and by restructuring our team at this time we believe that this should help progress these activities in the most effective manner.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206